STOCK PURCHASE AGREEMENT
                             by and among
                            Richard W. Aho,
                               RWA, Inc.
                                  and
                           CHASE CORPORATION

                        Dated as of May 1, 1999

















                       STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of May 1, 1999, is by and among (i) Richard W. Aho ("Shareholder") who is the holder of all of the issued and outstanding shares of capital stock of RWA, Inc., a Massachusetts corporation (the "Company"), (ii) Chase Corporation, a Massachusetts corporation (the "Buyer"), and (iii) the Company.

     WHEREAS, the Buyer desires to purchase from the Shareholder, and the Shareholder desires to sell to the Buyer, all of the outstanding shares of capital stock of the Company upon the terms and subject to the conditions set forth herein (the "Stock Purchase");

     NOW, THEREFORE, the parties hereto agree as follows:


                               ARTICLE 1

                          Certain Definitions

     As used in this Agreement the following terms shall have the following respective meanings:

     Section 1.1. "Ancillary Agreements" mean this agreement, the note referred to in Section 2.3(b) hereof and the employment agreement referred to in Section 2.4(d) hereof.

Section 1.2. "Balance Sheet" shall have the meaning set forth in
Section 4.3 hereof.

     Section 1.3. "Business Condition" shall have the meaning set forth in Section 4.4 hereof.

     Section 1.4. "Business Day" shall mean any day that is not Saturday, Sunday or a day on which banks in Massachusetts are permitted or required to be closed.

     Section 1.5. "Closing" shall mean the consummation of the transactions contemplated by Article 2 of this Agreement in accordance with the terms and upon the conditions set forth herein.

     Section 1.6. "Closing Date" shall mean the first Business Day after the first date on which all of the conditions set forth in Articles 8 and 9 shall have been satisfied or duly waived or, if the Shareholder and the Buyer shall mutually agree upon a different date, the date upon which they shall have mutually agreed.

Section 1.7. "Code" shall mean the Internal Revenue Code, as amended, and any successor thereto.

     Section 1.8. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.9. "Shares" shall mean all of the outstanding shares of common stock, $.01 par value, of the Company.


                               ARTICLE 2

                        Sale of Stock: Closing

     Section 2.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date, the Shareholder will sell, and the Buyer will purchase all of the Shares owned by the Shareholder, which constitute all of the issued and outstanding Shares.

     Section 2.2. Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of the Buyer.

     Section 2.3. Payment of Purchase Price. The purchase price for the Shares consists of a combination of (i) cash, (ii) delivery of a promissory note of the Buyer, (iii) a contingent payout and (iv) performance consideration all as described as follows:

(a) At the Closing, the Buyer shall cause to be paid by certified or bank check or by wire transfer to an account designated by Shareholder to the Shareholder Five Million Dollars ($5,000,000).

(b) At the Closing Buyer will also deliver to Shareholder Buyer's promissory note in the principal amount of Three Million Dollars
($3,000,000) in substantially the form set forth in Exhibit A attached hereto.

(c) The Contingent Payment shall be calculated as set forth in this paragraph. The average twelve (12) month earnings for the thirty six (36) months ending May 31, 2002 before interest, taxes, depreciation and amortization ("EBITDA") for such thirty six month period will be computed in accordance with generally accepted accounting principles by Buyer's independent certified public accountant. The resulting EBITDA will be multiplied by four and the Eight Million Dollars ($8,000,000) payment provided for in section 2.3 (a) and (b) will be subtracted therefrom. Fifty percent (50%) of the balance will be paid to Shareholder in eight
quarterly installments commencing   July 1,2002. An example of the
foregoing calculation is as follows:

If average 12 month EBITDA for the 36 months ending May 31, 2002 = $3,000,000, EBITDA x 4 = $12,000,000. $12,000,000 minus $8,000,000 yields
$4,000,000 of which 50% will be paid to the Shareholder.

In computing EBITDA, specific reasonable charges for services rendered the Company by Buyer will be deducted such as accounting, data processing, marketing, insurance, banking and other related charges.
(d) Shareholder shall be entitled to performance consideration computed as follows. The performance consideration shall equal 30% of the amount by which RWA's Net Income Before Taxes as determined by the Buyer's independent certified public accountants computed in accordance with generally accepted accounting principles exceeds the base amount. In computing performance consideration Net Income Before Taxes will be adjusted to eliminate all charges for interest expense, depreciation or goodwill amortization resulting from increases in the basis of, or the recognition of assets not previously recorded, as a result of a Section 338 election, purchase accounting or otherwise as a result of the purchase of RWA's common stock as contemplated by the Agreement. The Company will cause its books and records to be maintained in such manner as will allow for segregation, identification and accounting for expenses and revenues in accordance with generally accepted accounting principles. The base amount shall be as follows:

through the first twelve months from the Closing Date
$1,500,000
months thirteen through twenty four
     $1,500,000
months twenty five through thirty six                        $1,250,000
months thirty seven through forty eight                 $1,000,000
months forty nine through sixty                         $1,000,000.

The performance consideration shall be payable within sixty (60) days of the close of each twelve month period.

     (e) It is expressly understood and agreed by the parties hereto that the inclusion of the contingent payment as part of this Agreement is a principal term hereof and that the opportunity to achieve same constitutes substantial consideration for Shareholder's willingness to execute this Agreement and consummate the transactions contemplated herein and that the calculation of EBITDA and the base amounts as described above are predicated upon the assumption that the Company will continue to be operated after the Closing using good business judgment and in good faith, and not directly or indirectly in a manner designed or intended to thwart the earning of the contingent payment.

The Buyer agrees that if in the future it determines to make any material changes that are inconsistent with the historical operation of the Company, it will in good faith consult with the Shareholder prior to making such changes to arrive at a fair method to preserve the Shareholder's ability to achieve the contingent payment contemplated above.











The Buyer will require any successor (whether direct or indirect, by purchase (asset or stock), merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the provisions of Section 2.3 (c) through (e) inclusive in the same manner and to the same extent that the Buyer would be required to perform if no such succession had taken place.



                             Section 2.4.

                            Closing Matters


At the Closing:

         (a) the Shareholder shall deliver to the Buyer (i) certificates for all of the Shares to be purchased, with appropriate stock powers attached, properly signed together with the related stock books and stock transfer records; (ii) copies of the Articles of Organization of the Company, certified as of recent date by the Commonwealth of Massachusetts; and (iii) copies of the By-laws, certified as of the Closing Date by the Clerk of the Company; and (iv) the original minute and stock books of the Company certified as of the Closing Date by the Clerk of the Company;

         (b) the Company shall deliver to the Buyer the written opinion, dated the Closing Date, of Messrs. Duane, Morris & Heckscher, LLP, counsel to the Shareholder and the Company, in the form set forth in Exhibit B hereto;

         (c) the Buyer shall deliver to the Shareholder the written opinion, dated the Closing Date, of Hughes & Associates, counsel to the Buyer, in the form set forth in Exhibit C hereto;

         (d) Shareholder shall deliver to the Buyer and the Buyer shall deliver to Shareholder duly executed copies of an Employment and Non-Compete Agreement in the form attached as Exhibit D hereto.

         (e) The Company shall have delivered to the Buyer duly executed Non-Compete Agreements in a form reasonably satisfactory to Buyer, with respect to such key employees as Buyer may reasonably request.


                               ARTICLE 3

                    Representations and Warranties
                          of the Shareholder

       The Shareholder hereby represents and warrants to the Buyer as follows:

       Section 3.1. Authorization; etc. (a) The Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement. This Agreement is the legal, valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms, subject to bankruptcy, reorganization and creditors' rights generally and by equitable principles.

       (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Shareholder is a party or by which he is bound, or (ii) violate or conflict with any other restriction of any kind or character to which the Shareholder is subject.

       (c) Upon consummation of the Stock Purchase at the Closing as contemplated by this Agreement, the Buyer will acquire title to all of the Shares free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any kind.
       (d) Schedule 4.9 contains a list of all governmental and other registrations, filings, consents, transfers, applications, notices, approvals, orders, qualifications, licenses, permits, approvals, other authorizations and waivers and other actions of any kind required to be made, filed, given or obtained by the Shareholder with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase.

       Section 3.2. Disclosure. To the best of the Shareholder's knowledge, no representation, warranty or statement made by the Shareholder or the Company in this Agreement or in the Schedules attached hereto or in the certificates or other written materials furnished to the Buyer or its representatives, attorneys and accountants in connection with this Agreement and the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

       Section 3.3.  Brokers. Finders. etc   Except as set forth in Schedule
3.3, the Shareholder has not employed and is not subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission upon the consummation of the transactions contemplated hereby.

                               ARTICLE 4

                    Representations and Warranties
                    of Shareholder and the Company

       Shareholder and the Company hereby jointly and severally represent and warrant to the Buyer as follows:

       Section 4.1.  Incorporation; Authorization; etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts. The Company
(i) has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted; (ii) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified; and (iii) has all government licenses, permits, approvals and other authorizations necessary to own its properties and assets and carry on its business as it is now being conducted.


       (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Company's Articles of Organization or By-laws, (ii) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares or any of the Company's assets or properties pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company or Shareholder is a party or by which either of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which the Company or Shareholder is subject.
       Section 4.2. Capitalization; Structure; No Investments. (a) The authorized capital stock of the Company consists of 300,000 shares of common stock, par value $.01 per share, of which 60,000 shares are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable and owned by the Shareholder. There are no outstanding obligations, options, warrants or other rights of any kind to acquire shares of capital stock of any class of the Company or any interest in the Company or any of its businesses.

       (b) The Company has no subsidiaries and no equity investment of any kind in any corporation, association, partnership, joint venture or other entity.

       Section 4.3. Financial Statements. There have been previously delivered to the Buyer true and complete copies of the following (collectively, the "Financial Statements"): (i) the reviewed balance sheet of the Company for each of the three fiscal years ended as of December 31 through 1998 and the related reviewed statements of income, retained earnings and changes in financial position for each of the such years and (ii) the balance sheets of the Company as of March 31, 1999, and the related unaudited statements of income, retained earnings and changes in financial position (the " 1999 Financial Statements").

       The Financial Statements are complete and accurate in all material respects, were prepared in accordance with the books and records of the Company and in accordance with generally accepted accounting principles and present fairly in all material respects the financial position, results of operations or other information included therein of the Company for the periods or as of the dates therein set forth, subject, where appropriate, to normal year-end adjustments and the applicable footnote disclosures set forth in such statements, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

       Section 4.4. Title; Leases; Condition of Properties. Except as set forth in Schedule 4.4 hereto, the Company has good and marketable title, free and clear of any liens, claims, charges, options or other title defects or encumbrances, to each piece of real and personal property reflected on or included in the Balance Sheet and to each piece of real and personal property acquired by the Company since the date of the Balance Sheet, except where the failure to have such good and marketable title would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or condition (financial or otherwise) (collectively, the "Business Condition") of the Company.

       Except as set forth in Schedule 4.4 hereto and except with respect to any lease terminable on 30 days' notice or less, each lease on each piece of leased or occupied, as the case may be, real property listed opposite its name in Schedule 4.4 (a complete copy of each of which leases has been previously delivered to the Buyer), which together constitute all real property leased by the Company is binding on the Company, and to the knowledge of the Shareholder, each other party thereto; no default, event of default or event which, with the giving of notice, the passage of time or both would constitute a default or event of default, exists and is continuing under any such lease with respect to the tenant or, to the best of each of Shareholder's and the Company's knowledge, with respect to the landlord under any such lease; the tenant under each such lease is now in possession of such leased real property; there is no pending or to the knowledge of the Shareholder threatened proceeding that might interfere with the quiet enjoyment of the tenant under any such lease; and neither the Stock Purchase nor any transaction contemplated by this Agreement shall constitute a default under any such lease.
       Except as set forth in Schedule 4.4 hereto, to the knowledge of the Shareholder, the leased premises and operations of the Company conform in all respects with all applicable restrictive covenants, deeds and restrictions and all applicable Federal, state and local laws, ordinances and regulations (including those relating to zoning and environmental protection) except where a failure so to conform would not, individually or in the aggregate, have a material adverse effect on the Business
Condition of the Company. To the knowledge of Shareholder, all leased premises or operations of the Company that are subject to the Occupational Safety and Health Act of 1970, as amended, comply in all respects with employee working conditions as prescribed by such Act except where a failure so to comply would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.


       Section 4.5. Inventories. Except as set forth in Schedule 4.5 hereto, the inventories reflected on the Balance Sheet or thereafter acquired by the Company consist primarily of items of a quality and quantity usable or saleable in the ordinary course of business at the amount reflected on the Balance Sheet, in the case of inventories reflected thereon, or, in the case of such inventories acquired after the date of the Balance Sheet, at the amount reflected on the books of the Company.

       Section 4.6.  Changes Since December 31, 1998.  Except as set forth in
Schedule 4.6 hereto or as reflected in the 1999 Financial Statements, since December 31, 1998, there has not been:

       (a) any material adverse change in the business, assets, results of operations, or condition (financial or otherwise) of the Company from that shown in the 1998 Financial Statements;

       (b) any material decrease in the total assets or net worth of the Company from the amounts reflected on the Balance Sheet, other than decreases resulting from depreciation in accordance with the accounting practices of the Company in effect as of the date of the Balance Sheet;

       (c) any change in any of the assets, licenses, permits or franchises of the Company that could, in the aggregate, have a material adverse effect on the Business Condition of the Company, or any change in the nature of the business, methods of accounting or accounting practice, or manner of conducting business that could, individually or in the aggregate, have a material adverse effect on the Business Condition, licenses, permits or franchises of the Company;

       (d) any damage, destruction or other casualty loss that could, in the aggregate, have a material adverse effect on the Business Condition of the Company;

       (e) any amendment, modification or termination of any existing, or entering into any new, contract (other than purchase or sales orders entered into in the ordinary course of business), agreement, Plans (as defined in Section 4.15 hereof), lease, license, permit, franchise or arrangement that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company;

       (f) any bonus paid or any increase in the rate of compensation or in the benefits payable or to become payable to any officer or other employee of the Company over the levels in effect at December 31, 1998, other than (i) normal bonuses and merit increases for those officers and employees with aggregate annual compensation from the Company of less than $25,000, (ii) the benefits from the employment contracts and the bonuses listed on
Schedule 4.12 , (iii) increases required by applicable law and (iv) dividends equal to the tax liabilities arising to the Shareholder as a result of the Company's 1998 and 1999 earnings prior to the Closing, as determined by Langbort & Buettner, L.L.P., Company's accountant prior to the Closing and subject to the reasonable approval of Livingston & Haynes, the Buyer's accountant.;

       (g) any disposition by the Company of any asset other than in the ordinary course of business that had a net book value at the time of disposition of $5,000 or more; or

       (h) any direct or indirect redemption, purchase or other acquisition of, or any declaration, setting aside or payment of any dividend or other distribution on or in respect of, any Shares.

       Section 4.7.  Litigation; Orders.   Except as provided in Schedule 4.7
hereto, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or to the knowledge of Shareholder threatened against the Company and not covered by adequate insurance that could result in a judgment against it in an amount that exceeds $5,000 or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or any of its properties or businesses that may have the effect of prohibiting the Stock Purchase or any business practice or the conduct of any business by the Company. No condemnation proceeding has been commenced against any asset of the Company, and, to each of Shareholder's and the Company's knowledge, there is no basis or ground for any such proceeding.

       Section 4.8. Copyrights; Trademarks; Patents; etc. Schedule 4.8 contains a description of all material copyrights, trademarks, trade names, patents and similar rights owned by or registered in the name, or used in the business of, the Company ("Trade Rights"). The Company possesses adequate and enforceable rights to use in its business as presently conducted (without payment) all its Trade Rights and has not received any notice of conflict that asserts the rights of others with respect thereto, and, to each of Shareholder's and the Company's knowledge, there is no basis or ground for any such notice of conflict. The Company has in all material respects performed all the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Trade Right.

       Section 4.9. Licenses; Approvals; Other Authorizations; Consents. (a) No governmental licenses, permits, approvals and other authorizations are used or required by the Company in the conduct of its business, except for such licenses, permits, approvals and other authorizations (i) as are in full force and effect and (ii) the failure to have which would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company. No proceeding is pending or threatened seeking the revocation or limitation of any such license, permit, order or other authorization.
       (b) Schedule 4.9 contains a list of all governmental and other registrations, filings, consents, transfers, applications, notices, approvals, orders, qualifications, licenses, permits, approvals, other authorizations and waivers of any kind required to be made, filed, given or obtained by any of the Shareholder or the Company with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase. To the knowledge of Shareholder, the conduct of the business of the Company complies in all respects with all applicable laws, governmental licenses, permits, orders and other authorizations that are applicable thereto except where the failure so to comply would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company, and each license, permit, order and other authorization that is material to the Business Condition of the Company has been obtained and is in full force and effect, and will not cease to remain in full force and effect in accordance with its terms by reason of the Stock Purchase.

       Section 4.10. Labor Matters. No work stoppage against the Company is pending or to the knowledge of Shareholder threatened. The Company is not involved in or to the knowledge of Shareholder threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving its employees. None of the employees of the Company is represented by any labor union, and there is no collective bargaining agreement in effect with respect to the employees of the Company.

       Section 4.11. Liabilities. Except as set forth in Schedule 4.11, the Company has no material obligations or liabilities of any nature, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, secured or unsecured, other than:

       (a)    liabilities disclosed or provided for in the Balance Sheet, and
       (b) liabilities incurred in the ordinary course of business since December 31, 1998, none of which, individually or in the aggregate, could have a material adverse effect on the Business Condition of the Company.

    Section 4.12.  Contracts; Agreements; etc.  Except as set forth in
Schedule 4.12 (true and complete copies of all contracts and other documents listed in Schedule 4.12 having previously been delivered to the Buyer), the Company is not a party to or subject to any of the following:

    (a) any agent's, salesman's, broker's, dealer's, distributor's franchise, subcontractor's or manufacturer's representative contract or similar agreement, arrangement or understanding, whether written or oral, express or implied, or having any other basis, with respect to the manufacture, sale or distribution of products of, or furnishing of services by, the Company that is not terminable on notice of 30 days or less without penalty or other financial obligation;

    (b) any employment or consultation contract, or other compensation commitment or arrangement, whether written or oral, express or implied, or having any other basis (except for contracts included in Schedule 4.15 or otherwise provided for herein) that (i) is not terminable on notice of 30 days or less without penalty or other financial obligation, and (ii) under which any officer or employee of the Company receives total salary and other compensation from the Company of $25,000 or more per annum or more than $50,000 over the term of the contract;

    (c) any plan (except as included in Schedule 4.15) or any contract or arrangement, oral or written, or any statutory obligation providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or the like in excess of $10,000 in the aggregate
(true and complete copies of any such plans, contracts or arrangements, or an accurate summary of the material terms thereof, having previously been delivered to the Buyer);

    (d) any lease or other agreement or arrangement for the use of personal property involving payment of annual rentals in excess of $20,000 in the aggregate;

    (e) any contract, agreement, arrangement or license (including but not limited to contracts for indebtedness) with respect to which payments are denominated in a foreign currency;

    (f) any contract, agreement, loan or arrangement with the Shareholder or with any affiliate or relative of the Shareholder;

    (g) any insurance policies naming the Company as an insured or beneficiary or as a loss payable payee, or for which the Company has paid all or part of the premium in force as of the date of this Agreement (true and complete copies of all insurance policies listed in Schedule 4.12 having previously been made available to the Buyer);

    (h) any instrument or agreement relating to indebtedness by way of lease-purchase arrangements, conditional sale, guarantee or other undertakings (except purchase orders made in the ordinary course of business) on which others rely in extending credit, any joint venture agreements or any chattel mortgages and other security arrangements with respect to the personal property and equipment used by the Company;

    (i) except for shrink wrap licenses for off-the-shelf software, any license agreement, either as licensor or licensee (except as included in Schedule 4.8);

    (j)  any contract or option for the purchase or sale of real property;
or

    (k) any other contracts (excluding sales and purchase orders made in the ordinary course of business consistent with past practices), whether written or oral, except those that (i) were made in the ordinary course of business, (ii) are terminable on 30 days' or less notice by the Company without penalty or other financial obligation, and (iii) in each case involve aggregate future payments by or to the Company of $50,000 or less.

    Neither the Company nor, to the best knowledge of Shareholder or the Company, any other party to any such contract, agreement, plan, lease, license or permit, has breached any material provision of, or is in violation or default in any material respect under the terms of, or has caused or permitted to exist any event that with or without due notice or lapse of time or both would constitute a material default or material event of default, under any such contract, agreement, plan, lease, license or permit. All such contracts, agreements, plans, leases, licenses and permits are valid and binding obligations of the Company and in full force and effect and the consummation of the Agreement will not result in any default thereof and will not require the consent of any other party thereto, and subject to the receipt of any consents or other matters referred to in Schedule 4.9, the execution and delivery of this Agreement by each of the Shareholder and the Company and the consummation of the transactions contemplated hereby will not violate any material provision of, or result in the acceleration of any material obligation under or the termination of, any such contract, agreement, plan, lease, license or permit.

    Section 4.13.  Interests of Certain Persons.  Except as set forth in
Schedule 4.13, none of the Shareholder, the officers or directors of the Company, or any person with whom any officer or director of the Company has any direct or indirect relation by blood, marriage or adoption, has any interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company; (ii) any right to receive any payment (whether in respect of money borrowed, services rendered, or otherwise) from the Company; (iii) any property (real or personal), tangible or intangible, used or intended to be used in, or pertaining to, the business or operations of the Company; or (iv) any business or entity that competes with the Company.

    Section 4.14. Taxes. The Company has timely filed or will timely file (taking into account extensions) all Federal, state, local and foreign tax returns and filings required by applicable law to be filed by it for all taxable periods ended or ending on or before the Closing Date and has paid or, where payment is not yet required to be made, has set up an adequate accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and filings. With respect to all taxable periods starting on or prior to the Closing Date but ending on the Closing Date, the Company has set up or will set up an adequate accrual for the payment of all taxes required to be paid with respect to those periods (treating for this purpose the Closing Date as the last day of a taxable period of the Company whether or not the Closing Date is in fact the last day of such taxable period). All tax returns and filings required to be made, including any amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. The Company is not delinquent in the payment of any tax, assessment or governmental charge required to be paid by it. No election under Section 341(f) of the Code, has been or shall hereafter be made to treat the Company as a consenting corporation (as defined in Section 341(f) of the Code). No deficiencies for any tax, assessment or governmental charge have been asserted or assessed against the Company that have not been settled. The Company has not executed any request for waiver or extension of the time to assess any tax that has not been revoked. There have been no audits of the Federal, state, local and foreign income or franchise tax liabilities of the Company for any of the five most recent fiscal years of the Company. For the purposes of this Agreement, the term "tax" shall include all Federal, state, local and foreign taxes and all interest and penalties thereon.

    Section 4.15. Employee Benefit Plans. (a) Schedule 4.15 contains a written list of all employee benefit plans relating to employee benefits with respect to which the Company has or may incur any future or contingent obligations, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefit or fringe benefits (collectively, the "Plans"). There have been furnished to the Buyer copies of all Plans, which copies are accurate and complete in all respects. The Company is not a participant in (i) any multiemployer plan within the meaning of Section 4101(a)(3) of ERISA or (ii) any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to either Title IV of ERISA or
Section 412 of the Code.

    (b) Each Plan has been administered and operated in accordance with its terms and applicable law except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company. To the extent applicable, each Plan is "qualified" within the meaning of Section 401(a) of the Code and each related trust is exempt from tax under Section 501(a) of the Code. No favorable determination letter has been received from the Internal Revenue Service with respect to either such Plan. No liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expected to be incurred with respect to any Plan, that would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

    (c) The Company has not engaged in any transaction in connection with which it, directly or indirectly, would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code that would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company. The Company has not instituted proceedings to terminate any Plan. To the best of Shareholder's knowledge, there exists no condition or set of circumstances that presents a risk of the termination or partial termination of any Plan, which could result in a liability on the part of the Company in an amount that would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

    (d) Full payment has been made of all amounts that the Company was or will be required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Closing Date except as set forth in Schedule 4.15.

    (e) Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or to the knowledge of Shareholder threatened. Section 4.16. Insurance. The Company has in full force and effect the insurance policies listed in Schedules 4.4 and 4.12. The Company will maintain or cause to be maintained in full force and effect all such insurance policies or replacement policies through the Closing Date. The Company and Shareholder believe that such insurance policies are adequate to protect the Company's assets from all risks customarily insured against.

    Section 4.17. Disclosure. To the best of the each of Shareholder's and the Company's knowledge, no representation, warranty or statement made by the Shareholder or the Company in this Agreement or in the Schedules attached hereto or in the certificates or other written materials furnished to the Buyer or its representatives, attorneys and accountants in connection with this Agreement and the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

    Section 4.18. Brokers; Finders. Except as set forth in Schedule 3.3, neither the Company nor the Shareholder has employed, or is subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission upon the consummation of the transactions contemplated hereby.

                               ARTICLE 5

                          Representations and
                        Warranties of the Buyer

    The Buyer represents and warrants to the Company and to the Shareholder as follows:

    Section 5.1. Incorporation; Authorization; etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has full corporate power and is duly authorized to perform its obligations under and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the Articles of Incorporation or By-Laws of the Buyer or any provision of any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, law, statute, regulation or decree to which the Buyer is a party or by which the Buyer is bound and will not violate or conflict with any other material restriction of any kind or character to which the Buyer is subject. This Agreement and the Ancillary Agreements constitute the legal, valid and binding agreement of the Buyer and each is enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by equitable principles.

    Section 5.2. Brokers; Finders; etc. The Buyer has not employed or is subject to any claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Buyer upon the consummation of the transactions contemplated hereby , other than pursuant to an agreement wit Gateway Financial.

    Section 5.3. Litigation; Orders. Except as provided in Schedule 5.3 hereto, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or to the knowledge of Buyer threatened against Buyer and not covered by adequate insurance that could result in a judgment against it in an amount that exceeds $50,000 or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Buyer. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Buyer or any of its properties or businesses that may have the effect of prohibiting the Stock Purchase, or could affect materially any business practices of the Company following the Closing.

    Section 5.4. Investment Purpose. Buyer is buying the Shares for investment only and not with a view to resell in connection with any distribution thereof, except in compliance with the Securities Act of 1933, as amended (the "securities Act"), and all other applicable securities laws. Buyer is an "accredited investor" within the meaning of the Securities Act.

    Section 5.5. Financing. On the Closing Date, Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement to occur at the Closing.

                               ARTICLE 6

                      Survival of Representations
                       and Warranties; Indemnity

    Section 6.1. Survival. (a) Subject to Section 6.1(b) hereof, the representations and warranties of the Shareholder, the Company and the Buyer included or provided for herein, or in the Schedules or other instruments or agreements delivered or to be delivered pursuant hereto, shall survive the consummation of the Stock Purchase at the Closing for a period of two (2) years from the Closing Date.

    (b) The representations and warranties contained in Section 13.1(a) and (c) shall survive indefinitely and Section 4.14 shall survive until the expiration of the statute of limitations with respect to the tax returns of the Company for the periods referred to in such Section; provided, however, that if prior to any such date, Shareholder shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, any representation or warranty which is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity until such claims is finally resolved or disposed of.

    Section 6.2.  Indemnity.  Subject to the other provisions of this
Article 6, after the Closing Date, the Shareholder shall indemnify and hold harmless the Buyer and its successors and assigns, and the Buyer shall indemnify and hold harmless the Shareholder and their successors and assigns (the party or parties being indemnified referred to as the "Indemnified Party" and the other party referred to as the "Indemnifying Party"), from, against and in respect of any and all damages, deficiencies, costs, expenses or losses ("Claims")(net of any tax benefit that results in a reduction in the amount of Federal, state, local or other income or other tax actually paid by the Indemnified Party) resulting from any breach of any representation or warranty, covenant or agreement of the Indemnifying Party. Notwithstanding the foregoing, Buyer's right to indemnification under this Section 6.2 shall be subject to the following provisions:
      (a) No indemnification shall be payable by Shareholder unless the total of all Claims shall exceed $80,000 in the aggregate (the "Basket"), whereupon the amount of all Claims in excess of the Basket shall be recovered in accordance with the terms hereof; and
      (b) Shareholder shall not be obligated to indemnify any Buyer Indemnified Party after the cumulative amount of all Claims exceeds $5,000,000.

      Section 6.3. Indemnification Procedure. The Indemnified Party shall notify the Indemnifying Party with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity pursuant hereto. With respect to any third party claim or action that could give rise to indemnity hereunder, the Indemnified Party and the Indemnifying Party shall each have the opportunity to participate in the defense of such claim or action with counsel of each party's choice and at each party's own expense and, in any event, such claim or action may not be settled unless the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, consent thereto, which consent shall not be unreasonably withheld.

      Section 6.4. Indemnification Sole Remedy. Except as to those covenants or agreements to be performed after Closing, the indemnification contained in this Agreement shall be deemed to be the exclusive remedy of the Indemnified Party in connection with or arising from any failure by the Indemnifying Party to perform any of its covenants or obligations in this Agreement or in the agreements related hereto or any breach by the Indemnifying Party of any warranty or the inaccuracy of any representation of the Indemnifying Party contained in this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall preclude a party from obtaining injunctive relief or specific performance to enforce a breach of this Agreement.


                               ARTICLE 7

                     Covenants of the Shareholder,
                       the Buyer and the Company

      Section 7.1. Investigation of Business. The Buyer may, prior to the Closing Date and through its own personnel, independent accountants and attorneys, make such investigation of the Company, including the confirmation of cash and cash equivalents, inventories, receivables and liabilities, and the inspection of real and personal properties and equipment, as it deems necessary or advisable; provided, however, that such investigation shall not in any way release either the Shareholder or the Company from their representations and warranties hereunder; and further provided that any such investigation shall be conducted upon reasonable prior notice in such a manner so as to minimize any disruption to the personnel and operations of the Company. Consistent with the immediately preceding sentence, the Company and the Shareholder agree to permit the Buyer and its representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of the Company and to furnish the Buyer with such existing financial and operating data and other information with respect to the business and properties of the Company as the Buyer shall from time to time reasonably request. In addition, the Company and the Shareholder will cause the Company's accountants to make their personnel, work papers and such other requested documentation relating to their work papers and to their reports on the books and records of the Company, as is reasonably requested in connection with any such investigation, available to the Buyer and its independent public accountants and attorneys during regular business hours. In the event of the termination of this Agreement, the Buyer will deliver to the Company all documents, work papers and other material obtained by the Buyer or on behalf of the Buyer from the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and Buyer shall continue to comply with the provisions of a Confidentiality Agreement previously executed wit the Company, which shall survive the termination of this Agreement..

      Section 7.2. Obtaining Consents and Governmental Approvals. The Shareholder, the Company and the Buyer will cooperate and use their respective best efforts to make promptly all governmental and other registrations, filings, consents, transfers, applications, notices, approvals, orders, qualifications, licenses, permits, approvals, other authorizations and waivers and other actions of any kind required to be made, filed, given or obtained by any of the Shareholder or the Company with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase (as the same are listed in Schedule 4.9) and the other transactions contemplated by this Agreement.

      Section 7.3. Payment of Taxes. The Shareholder agrees to pay all income or capital gains taxes, if any, arising solely out of the sale of the Shares pursuant to . The Buyer agrees to cause the Company to pay, or dividend to the Shareholder, an amount equal to the tax liability of the Shareholder based on the Company's 1998 earnings and the earnings of the Company through the Closing. The parties agree that no election shall be made under section 338(h)(10) of the Code. The parties further agree to make the election under Section 1377(a)(2) of the Code, or Section 1362
(e)(3) of the code as applicable, to close the Company's tax year as of the Closing Date.

      Section 7.4. Further Assurances. The Shareholder, the Company and the Buyer covenant and agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the terms of this Agreement. The Shareholder, the Company and the Buyer further covenant and agree that they will not take any action that will prevent their performance of this Agreement in accordance with its terms.

      Section 7.5. Conduct of Business. From the date hereof through the Closing, except as otherwise consented to or approved by the Buyer in writing or provided for in this Agreement, the Company covenants and agrees, and the Shareholder covenant and agree that they will not cause or allow the Company to breach or violate such covenant and agreement, that:

      (a) the Company shall operate its business in the ordinary and usual course and in good faith, consistent with past management practices;

      (b)  the Company shall not change or amend its charter or by-laws;

      (c) the Company shall not issue, sell or agree to issue or sell (i) any Shares or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any Shares;

      (d) the Company shall not (i) declare, pay or set aside for payment any dividend or other distribution in respect of any Shares, or (ii) directly or indirectly, redeem, purchase or otherwise acquire any Shares;

      (e) the Company shall not make any capital expenditures, or commitments with respect thereto, except for expenditures or commitments in an aggregate amount less than $5,000;

       (f) the Company shall not incur, assume or guarantee any indebtedness for money borrowed (which for this purpose shall include nonrecourse borrowings) or otherwise enter into any transaction, agreement, arrangement or understanding pursuant to which any third party agrees to provide or provides the Company with any funds other than in payment for goods or services in the ordinary course of business

(g) the Company shall not remove, transfer to the Shareholder or others, sell, or enter into any material contract with respect to, any of its properties or assets, other than sales in the ordinary course of business;

       (h) the Company shall not grant any bonus or any increase in the rate of compensation or in the benefits pay able or to become payable to any officer or other employee or to any agent or consultant over the levels in effect at the date hereof other than (i) normal merit increases for those officers and employees with aggregate annual compensation from the Company, of less than $25,000 or (ii) increases required by applicable law;

       (i) except as set forth in Schedule 7.5 hereto, and except in the ordinary course of business, the Company shall not encumber or permit to become subject to any encumbrance any of its assets or enter into any other transaction or make any other commitment;

 (j) the Company shall not amend, or take any steps to amend, any of the Plans; and

(k)  the Company shall maintain its corporate existence intact.

 Section 7.6. Preservation of Business. The Shareholder and the Company shall use their respective best efforts to preserve the businesses of the Company intact, to keep available to the Company and the Buyer the services of the employees of the Company and to preserve the good will of customers and others having business relations with the Company.

 Section 7.7. Certified Financial Statements. The Shareholder and the Company shall cooperate with Buyer's accountants in undertaking an audit of the Company and certifying that the Financial Statements present fairly the financial position, results of operations or other information included therein of the Company for such periods or as of such dates as the Buyer may reasonably require, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.




                               ARTICLE 8

             Conditions to the Buyer's Obligation to Close


 The obligations of Buyer to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by the Buyer):

 Section 8.1. Representations, Warranties and Covenants of the Shareholder. Each of the representations and warranties of the Shareholder contained in this Agreement shall be true in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for changes permitted by this Agreement), each of the covenants and agreements of the Shareholder to be performed on or before the Closing Date shall have been duly performed in all material respects, and the Buyer shall have received at the Closing a certificate to that effect in the form set forth in Exhibit E hereto dated the Closing Date and executed by or on behalf of the Shareholder.

 Section 8.2. Closing Documents. The Shareholder shall have furnished the Buyer with:

 (i) copies of the Articles of Incorporation of the Company certified as of recent date by the Secretary of State of the Commonwealth of Massachusetts;

 (ii) the original minute books of the Company and copies of the By-laws of the Company, each certified as of the Closing Date by the Company's Secretary; and

 (iii) certificates for all of the Shares to be purchased, with appropriate stock powers attached, properly signed, together with evidence of payment of any applicable stock transfer taxes and together with the related stock books and stock transfer records.

 Section 8.3. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies, including, but without limitation, any approvals required by any person to whom the Company is indebted in connection with (i) the consummation of the Stock Purchase, (ii) the other transactions contemplated by this Agreement, shall have been filed, made or obtained and all applicable waiting periods shall have expired or been terminated.

 Section 8.4. No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Buyer or of the Company. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the Stock Purchase.

 Section 8.5. Opinion of Shareholder and the Company's Counsel. The Shareholder shall have delivered to the Buyer the written opinion, dated the Closing Date, of Messrs. Duane Moris & Hecjscher, LLP counsel for the Shareholder and counsel for the Company, in the form set forth in Exhibit B hereto.

Section 8.7. Employment Agreement. The Shareholder shall have executed and delivered the Employment and Non-Compete Agreement referred to in
Section 2.4 hereof.

          Section 8.8. Non-Compete Agreements.   The Company's key
employees shall have executed and delivered the Non-Compete Agreements referred to in Section 2.4 hereof.




                               ARTICLE 9

                    Conditions to the Shareholder's
                          Obligation to Close



 The obligation of the Shareholder to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by the Shareholder):

 Section 9.1.  Representations, Warranties and Covenants of the Buyer.
Each of the representations and warranties of the Buyer contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, each of the covenants and agreements of the Buyer to be performed on or before the Closing Date shall have been duly performed, and the Shareholder shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of the Buyer by an authorized officer of the Buyer.

 Section 9.2.  Payment of Purchase Price.   The Buyer shall have
delivered to the Shareholder checks or a wire transfer in the amount set forth in Section 2.3 (a) hereof and a promissory note in the amount set forth in Section 2.3(b) hereof payable in each case to the Shareholder.

 Section 9.3. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies, including, but without limitation, any approvals required by any person to whom the Buyer is indebted in connection with (i) the consummation of the Stock Purchase,
(ii) the other transactions contemplated by this Agreement, shall have been filed, made or obtained and all applicable waiting periods shall have expired or been terminated.

Section 9.4. No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Buyer or of the Company. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the Stock Purchase.


Section 9.5. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the Stock Purchase.

Section 9.6. Employment Agreement. The Buyer shall have executed and delivered to the Shareholder the employment agreement referred to in
Section 2.4.


 Section 9.7. Opinion of the Buyer's Counsel. The Buyer shall have delivered to the Shareholder the written opinion, dated the Closing Date, of Hughes & Associates, counsel for the Buyer, in the form set forth in Exhibit C hereto.

Section 9.8. Guarantees. Buyer shall indemnify Shareholder against any liability arising out of any guarantees Shareholder may have entered into on behalf of the Company which shall not have been fully discharged and released as of the Closing.




                              ARTICLE 10

                Termination. Amendment and Modification

 Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

 (a)  by mutual consent of each of the parties hereto, or

       (k) by the Buyer on the one hand or by Shareholder and the Company on the other hand (provided that the party seeking termination has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder) in the event that the transactions contemplated hereby are not consummated pursuant to this Agreement on or before June 30, 1999 (the "Termination Date") unless the parties hereto shall have agreed upon an extension of time in which to consummate the transactions contemplated hereby.

       Section 10.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

Section 10.3.  Effect of Termination.   In the event of the
termination of this Agreement pursuant to this Article 10, this Agreement, except for the provisions of Section 11.5 hereof, shall forthwith become void and have no effect, without any liability on the part of any party. In the event of a termination of this Agreement pursuant to this Article 10, neither party shall have any further rights or recourse in connection herewith except for any breach resulting from the willful or intentional actions of a party hereto.



                              ARTICLE 11

                                  Miscellaneous


       Section 11.1.  Counterparts.   This Agreement may be executed in one or
more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

       Section 11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to the choice of law principles thereof.

       Section 11.3. Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein.

       Section 11.4. Release of Prior Claims. Effective on the Closing, and except as otherwise provided herein, the Shareholder, by the execution of this Agreement, releases and forever discharges the Company and its directors, officers and employees and the Company by execution of this Agreement, releases and forever discharges the Shareholder from any and all claims or demands, for all periods through the Closing Date, arising out of or related to the Company or the actions or in actions of its directors, officers and employees with respect thereto.

       Section 11.5. Expenses. Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

       Section 11.6. Specific Performance. The Shareholder and the Buyer each acknowledge that, in view of the uniqueness of the Company, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled, at law or in equity.

       Section 11.7. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below. Notice to the Shareholder or the Company shall be addressed to:

Richard Aho
RWA, Inc.
37 Washington Street

Melrose, MA 02176

with a copy to:

Martin B. Shulkin, Esq.

Duane, Morris & Heckscher, LLP
One International Place
Boston, MA 02110


or at such other address and to the attention of such other person as the Shareholder or the Company may designate by written notice to the Buyer. Notices to the Buyer shall be addressed to:

Chase Corporation
26 Summer Street
Bridgewater, MA 02324
Attention: President

with a copy to:

George M. Hughes, Esq.
Hughes & Associates
P.O. Box 610138
Newton Highlands, MA 02461-0138

or at such other address and to the attention of such other person as the Buyer may designate by written notice to the Shareholder. Any notice hereunder shall be deemed to have been served or given as of the date such notice is actually received.

Section 11.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that the Buyer will not assign its rights under this Agreement to an entity other than an entity affiliated with the Buyer without the written consent of the Shareholder.

       IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.



                                  CHASE CORPORATION

                                  By: /s/ Peter R. Chase
                                  Title: President, CEO



                                  RWA, INC.

                                  By: /s/ Richard W. Aho
                                   Title: President



                                  / s/ Richard W. Aho
                                  Richard W. Aho, sole shareholder
















                              Schedules.


Schedule                          4.2  Ownership Interests.

Schedule                          4.4  Title; Leases; Condition of Properties.

Schedule                           4.5 Inventories.

Schedule                           4.6 Changes since December 31, 1998.

Schedule                           4.7 Litigation; Orders.

Schedule                          4.8  Copyrights, Trademarks, Patents, etc.

Schedule                          4.9  Licenses; Approvals, Other
                                       Authorizations, Consents,
                                       Reports, etc. required
                                       in connection with the Stock Purchase.

Schedule  4.11 Liabilities.

Schedule  4.12 Contracts, Agreements, etc.

Schedule  4.13 Interests of Certain Persons.

Schedule  4.15 Employee Benefit Plans.


                               Exhibits.



Exhibit A Promissory Note of the Buyer.

Exhibit B         Form of opinion of Duane, Morris & Heckscher, LLP
counsel to the Shareholder and the Company

Exhibit C Form of opinion of Hughes & Associates, counsel to the Buyer

Exhibit D Form of Employment and Non-Compete Agreement

Exhibit E Form of certificate of the Shareholder - omitted


                               Exhibit A





                          Promissory Note

  $3,000,000                              Bridgewater, Massachusetts

  FOR VALUE RECEIVED, Chase Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts (the "Maker"), hereby promises to pay to the order of Richard Aho (the "Payee") the sum Three Million Dollars ($3,000,000) in twelve equal quarterly installments of Two Hundred and Fifty Thousand Dollars ($250,000) each on the first day of September, December, March, and June commencing September 1, 1999. From June 2, 2001 until the final payment on June 1, 2002 unpaid principal of this note shall bear interest at the rate of five percent (5%) per annum; this note shall not otherwise bear interest.

  The holder of this note may declare the principal hereof and accrued interest hereon immediately due and payable in the event that the Maker shall (i) default in the payment of any installment of the principal of or accrued interest on this note when the same shall become due and payable and such default shall continue uncured for a period of 10 business days after notice of such default, (ii) make an assignment for the benefit of creditors or apply for the appointment of a trustee, liquidator or receiver of the Maker or of any substantial part of the assets of the Maker, or there shall have been filed against Maker any case or proceeding under any bankruptcy, reorganization, insolvency or similar law now or hereafter in effect, and such case or proceeding is not dismissed within 60 days of its filing and (iii) if Maker is liquidated, dissolved, ceases to exist, or sells all or substantially all of its assets.

  The Maker hereby waives presentment, demand, notice, protest and all other demands or notices in connection with delivery, acceptance, performance, default or enforcement of this note and assents to any extensions or postponements of the time of payment or any other indulgence.

  The Maker agrees to pay all costs of collection, including reasonable attorneys' fees.

  This note shall take effect as a sealed instrument and shall be governed by the substantive laws of the Commonwealth of Massachusetts.

  Dated:   May 26,1999

                                CHASE CORPORATION

                   By:______________________

  Attest:


  ____________________






                               Exhibit B




                             May 25, 1999

To:  Chase Corporation
     26 Summer Street
     Bridgewater, MA 02324

     Re:  RWA, Inc.

Ladies and Gentlemen:

     We have acted as counsel to RWA, Inc., a Massachusetts corporation (the "Company") and Richard W. Aho, the sole shareholder of the Company (the "Shareholder"), in connection with the Stock Purchase Agreement dated as of May 1, 1999 (the "Agreement") by and among the Company, the Shareholder and you (the "Purchaser"). This opinion is furnished to you pursuant to Section 2.4(b) of the Agreement. Capitalized terms used in this opinion but not otherwise defined herein shall have the meanings given to them in the Agreement.


A.   SCOPE OF REVIEW

     In rendering this opinion, we have examined and relied upon:

     1. Executed counterpart copies of: (a) the Agreement (including the Exhibits thereto), and (b) Employment, Non-Compete,
Confidentiality and Inventions Agreement of even date herewith (the "Employment Agreement") by and between the Shareholder and the Purchaser (the foregoing agreements being sometimes hereinafter collectively referred to as the "Transaction Documents");

     2. A copy of the Articles of Organization, certified by the Secretary of State of the Commonwealth of Massachusetts;

     3. A copy of the by-laws of the Company, certified by the Secretary of the Company;

     4. A copy of the Action by Written Consent of the Sole Director and Sole Shareholder of the Company dated as of May 25, 1999; and

     5. A certificate of the Secretary of State of the Commonwealth of Massachusetts dated May 18, 1999 attesting to Company's due incorporation, legal existence and good standing as a corporation in the Commonwealth of Massachusetts (the "Massachusetts Certificate").

     6. Affidavit of Richard W. Aho as to certain factual matters dated as of May 25, 1999.

B.   ASSUMPTIONS

     For purposes of the opinions set forth below, we have assumed (with your permission and without any independent investigation on our part) and relied upon:

     1. The genuineness of all signatures, the authenticity of all certificates and other documents submitted to us as originals and the completeness and conformity to original documents of all documents submitted to us as photostatic or certified copies;

     2. The accuracy and completeness of (i) all representations and warranties as to factual matters made by each of the parties in the Transaction Documents;

     3.   That all natural persons executing the Transaction
Documents, either individually or on behalf of a corporation or other business entity, are legally competent;

     4. That the Purchaser has full legal capacity, competency, power and authority to execute, enter into, perform its obligations under and receive the benefits of each of the Transaction Documents to which it is a party;

     5. That the execution, delivery and performance of the Transaction Documents by the Purchaser has been duly authorized by all necessary corporate or other action, and that the Purchaser has duly executed and delivered each of the Transaction Documents; and

     6. That the Transaction Documents are the legal and binding obligations of the Purchaser, enforceable in accordance with their respective terms, and the Purchaser has complied and will comply with the respective obligations thereunder.

C.   QUALIFICATIONS AND LIMITATIONS

     Our opinions set forth below are further qualified to the extent that:

     1.   We express no opinion as to:

          (i) the validity or enforceability of any of the provisions of the Transaction Documents or any rights granted to any party pursuant thereto to the extent that the same are affected or limited by or subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally, or (2) the availability of the remedy of specific performance or injunctive or other equitable relief (whether enforcement is sought in equity or law) being subject to the discretion of the court before which any proceeding for such remedy may be brought, or (3) equitable principles or standards of reasonableness or to the discretion of the court before which any proceeding for enforcement thereof may be brought (whether enforcement is sought in law or equity);

          (ii) compliance or non-compliance with the anti-fraud provisions of applicable federal or state law;

          (iii) the enforceability of any non-compete covenant, to the extent such enforceability may be affected or limited by equitable principles or subject to standards of reasonableness or to the discretion of the court before which any proceeding for enforcement thereof may be brought; or

          (iv) the enforceability of any provisions relating to choice of law, waivers or to delay or omission of enforcement of rights or remedies.

     2. We express no opinion herein as to the effect of the law of any state or jurisdiction other than the law of the United States of America and the law of the Commonwealth of Massachusetts as applied by the courts of the Commonwealth of Massachusetts. No opinion is given herein as to choice of law which may apply to the Transaction Documents or the transactions contemplated thereby.

     3. Except as explicitly set forth in Paragraphs A1 - A6 above, we have undertaken no factual investigation in any regard, although nothing has come to our attention which would suggest that any certificate or document referred to in said paragraph is inaccurate or incomplete in any material respect. To the extent that our opinion relates to matters as to which governmental agencies have issued certificates, these opinions speak as of the respective dates of such certificates. With respect to any matters stated "to our knowledge," our opinions are limited to the actual knowledge of the lawyers in this firm who have been involved in the transactions contemplated by the Agreement. Our opinion as to the due incorporation, valid existence and good standing of the Company is based solely on the Massachusetts Certificate.

     4. This opinion is being given as of its date based upon the facts and assumptions set forth herein and upon existing law and interpretations thereof in effect on the date hereof. No assurance can be given that there will not be subsequent changes in such facts and assumptions, or in such law and interpretations thereof, which may affect the conclusions set forth herein, and we assume no obligation to supplement, amend or update this opinion in the event of such changes.

     5. This opinion is issued solely for the benefit of the addressee hereof in connection the transactions contemplated by the Transaction Documents, and may not be relied on by any other person or for any other purpose.

D.   OPINIONS

     Based upon and subject to the limitations and qualifications herein set forth, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to conduct its business as presently conducted, to enter into and perform each of the Transaction Documents and to carry out the transactions contemplated thereby.

     2. Each of the Agreement and the Employment Agreement has been duly executed and delivered by Shareholder and is the valid and binding obligation of the Shareholder enforceable against him in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditor's rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

     3. The Agreement has been duly authorized by all necessary corporate action, and the Agreement has been duly executed and delivered by the Company. The Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditor's rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution and delivery of the Agreement and the sale of the Shares thereunder will not conflict with, or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, the Articles of Organization or By-Laws of the Company, each as amended to date and presently in effect, or to our knowledge, any indenture, lease, agreement, or other instrument known to us to which the Company is a party or by which it or any of its properties are bound, or any decree, judgment or order known to us specifically naming the Company, except as may be provided by the Agreement.


     4. As of the Closing, the Company's authorized capital stock consists of 300,000 shares of common stock, $.01 par value, of which 60,000 shares are issued and outstanding. All of the Company's outstanding shares of stock have been duly authorized and validly issued and are fully paid and non-assessable. We are not aware of any encumbrances with respect to the Shares and the certificate(s) evidencing the Shares and instruments of transfer relating thereto delivered to Purchaser at Closing are such as to transfer and vest in Purchaser all of the Shareholder's right, title and interest in and to the Shares, upon the purchase of the Shares pursuant to the Agreement.


     5. No governmental consents, approvals authorizations or orders are required for the consummation by the Company and Shareholder of the transactions contemplated by the Transaction Documents.

     6. To our knowledge, except as set forth in Schedule 4.7 to the Agreement, there is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against the Company.

E.   CONCLUSION

     By acceptance of this letter, the Purchaser hereby acknowledges and agrees that, with respect to any of the affairs of the Company, including, without limitation, the transactions contemplated by the Transaction Documents, it has not looked to or relied upon any representation, warranty, statement or information provided by Duane, Morris & Heckscher LLP, whether orally or in writing, except as expressly set forth in this letter with and subject to the qualifications set forth herein.

                              Very truly yours,

                              DUANE, MORRIS & HECKSCHER LLP








                               Exhibit C










                                                           May 26, 1999

Richard W. Aho
RWA, Inc.
37 Washington Street
Melrose, MA 02176

Dear Mr. Aho:

     We have acted as counsel for Chase Corporation, a Massachusetts corporation ("Chase"), in connection with its purchase from you of 60,000 shares of the common stock, $0.01 par value (the "Shares") of RWA, Inc., a Massachusetts corporation ("RWA") Such purchase of Shares is pursuant to a Stock Purchase Agreement (the "Agreement") between you, RWA and Chase dated as of May 1, 1999. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Agreement.

     In rendering this opinion, we have examined originals or photostatic or certified copies of the following documents and records:

         (a)      The Agreement;

         (b) The Promissory Note dated as of the date hereof in the principal amount of $3,000,000 (the "Note") of Chase payable to your order;

         (c) The Articles of Organization and by-laws of Chase , each as amended, certified by the Secretary of the Commonwealth of Massachusetts and the Clerk of Chase, respectively;

         (d) Copies of Written Consents or minutes of meetings of the Board of Directors of Chase;

         (e) A Certificate of Legal Existence and Good Standing of Chase issued by the Secretary of the Commonwealth of Massachusetts;
         and

         The documents described in paragraphs (a) through (e) above are hereinafter referred to, collectively, as the "Transaction Documents".

         We have also examined such other documents as we have deemed necessary for purposes of this opinion. In rendering this opinion, we have relied upon certain representations of Chase .

         In the course of our examination, we have assumed the capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

         Based on the foregoing and subject to the qualifications set forth in the last paragraph of this opinion, we are of the opinion that:

         1. Chase is a corporation duly organized, validly existing and in good standing with the
Secretary of State of the Commonwealth of Massachusetts and has all necessary power to enter into and perform the transactions contemplated by the Transaction Documents in accordance with their respective terms, including the power to purchase the Shares.

         2. Each of the Agreement and the Note has been duly authorized by all requisite action on the part of Chase, has been duly executed and delivered by Chase and constitutes the valid and binding obligation of Chase, enforceable in accordance with its terms.

3. The execution, delivery and performance by Chase of the purchase of the Shares in the manner contemplated by the Agreement and the payment of the Note will not violate any applicable law or Chase's Articles of Organization or by-laws and, to the best of our knowledge, will not result in a breach of, or conflict with, or constitute a default under, or except as may be provided by the Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets or property of Chase pursuant to any indenture, agreement or instrument to which Chase is a party or by which it is bound.

         4. No governmental consents, approvals, authorizations or orders are required for the consummation by Chase of the transactions contemplated by the Transaction Documents. The purchase of the Shares by Chase pursuant to the Agreement constitutes a legal and valid purchase of stock under the laws of the Commonwealth of Massachusetts.

          The foregoing opinion is qualified to the extent that the enforceability of each of the Agreement and the Note is subject to general principles of equity and to applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally, including principles of equitable subordination.

                        Very truly yours,


                        Hughes & Associates





                               Exhibit D





        Employment, Non-Compete, Confidentiality and Inventions
                              Agreement.

This agreement (the "Agreement") dated , 1999 is entered into between Chase Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company") and Richard Aho, of
    , Massachusetts (the "Executive").

     The purpose of the Agreement is to set forth the arrangements between the Company and Executive relating to Executive's employment by the Company, including undertakings with respect to non-competition, confidentiality and the ownership of intellectual property and inventions.

Executive and the Company hereby agree as follows:

1. EMPLOYMENT OF EXECUTIVE BY THE COMPANY.

              0.1 Employment. The Company hereby employs Executive as the general manager of its RWA division or subsidiary ("RWA"). Executive's title shall be that of RWA's president. Executive agrees to devote his full business time and best efforts to the business of the Company and shall discharge such Executive responsibilities and offices consistent at all times with his position as president as may be assigned to him by the Board of Directors of the Company from time to time. Executive shall not render material services to any third person, firm or corporation without prior written consent of the Company. The foregoing undertakings shall not preclude management of Executive's personal affairs.

                     1.2 Term. Executive's employment shall be for a two year term and shall thereafter continue, in all cases subject to termination by Executive or the Directors as provided in section 2 of this Agreement.

            1.3 Compensation. Executive shall be paid a salary of one hundred and twenty five thousand dollars on an annualized basis which shall be payable in equal monthly installments or more frequently in accordance with the Company's usual policy.


     1.4 Benefits. Executive shall be eligible to participate in all employee benefit programs of RWA that are in effect generally for its Executive personnel and, more specifically, shall entitled to the benefits set out in Exhibit A of this Agreement.

     1.5 Expenses. Executive is authorized to incur reasonable expenses for promoting the business of the Company in accordance with the normal policy of the Company as in effect from time to time. The Company will reimburse Executive for all such expenses upon the presentation of itemized accounts of such expenditures along with documentation of such expenses as required by the Company.

2   TERMINATION.

 2.1 Termination for Cause. The Company may terminate Executive's employment at any time for "Cause", upon written notice specifying the reasons. As used in this Agreement, term "Cause" shall mean:

(i) Willful misconduct or neglect by Executive of his duties hereunder as determined in good faith by the Company,

(ii) Conviction of a felony or the commission of an act of dishonesty or moral turpitude,

(iii) A material breach of this Agreement which continues uncured for fifteen (15) days after the Company has given written notice to Executive specifying reasonable detail the material breach.


2.2 Termination without Cause. Notwithstanding any other provision of Agreement, the Company may terminate Executive's employment without cause at any time, for any reason, effective upon sixty (60) days written notice to Executive. In the event of a termination without cause by the Company, the Company shall pay Executive the compensation, including all benefits, payable hereunder for the balance, if any, of the initial term.

2.3 Disability. If Executive is unable to perform his regular duties of employment, with reasonable accommodation, by reason of illness or incapacity for periods aggregating three months or more within a twelve
(12) mouth period, the Company shall not be required to pay compensation to him pursuant to this Agreement during such continued period of illness incapacity which exceeds such three-month period. Executive's full compensation shall be reinstated upon his return to employment and the discharge of his duties hereunder. If it is determined provided herein that because of Executive's disability he is, and for a continuous period of at least six (6) months has been, unable to discharge his duties in full hereunder, the Company shall have right to terminate his employment. The determination of Executive's disability for purposes of section shall be made by a qualified physician acceptable to Executive and the Company. In event that Executive and the Company are unable to agree upon a qualified physician, each party shall select a qualified physician, and in the event those two physicians are unable to agree upon determination as to Executive's disability, a third neutral physician ("Neutral Physician") selected by the parties' physicians shall be selected. The determination of disability by the Neutral Physician shall be binding for purposes of this Agreement. In the event of a termination as a result disability, Executive shall be bound by the noncompetition and nonsolicitation provisions of section 3 of this Agreement.
 2.4 Resignation. Executive may at any time subsequent to two years from the date hereof resign employment, effective upon one hundred and eighty (180) days written notice to the Company and may terminate his employment effective on the expiration of the initial two (2) year term by providing at least one hundred and eighty days prior written notice. Upon such resignation, Executive shall be bound by the noncompetition and nonsolicitation provisions section 3 of this Agreement and, except as otherwise specifically set forth in this Agreement, the obligations of the Company to Executive under this Agreement shall terminate upon the effective date of such resignation. Executive agrees to continue to perform his duties hereunder and otherwise assist the Company in an orderly transition during such one hundred and eighty-day period.

 In the event that Executive resigns his employment, other than for "Good Reason", as hereinafter defined, prior to the expiration of the initial two year term , the payments provided in Section 2.3 (d) of the Stock Purchase Agreement by and among the Executive, RWA and the Company dated as of May 1, 1999 shall be adjusted as follows:

 in the event such resignation becomes effective during the first twelve months of Executive's employment, no performance consideration shall be payable;

in the event such resignation becomes effective subsequent to the first twelve months of the initial term, the performance consideration payable for months 1 through 12 shall be payable in full and the balance shall be payable as follows:

         in the event that Executive's resignation becomes effective during months 13 through 15 , 10% of the performance consideration with respect to months thirteen through sixty shall be payable;
         in the event that Executive's resignation becomes effective during months 16 through 18, 30% of the performance consideration with respect to months thirteen through sixty shall be payable;
         in the event that Executive's resignation becomes effective during months 19 through 21, 50% of the performance consideration with respect to months thirteen through sixty shall be payable; and in the event that Executive's resignation becomes effective during months 22 through 24, 70% of the performance consideration with respect to months thirteen through sixty shall be payable.

  "Good Reason" shall mean that the Executive has determined in good faith that the Company has failed to assign to him on a consistent basis executive duties performable within seventy five miles of RWA's current offices which are commensurate with the level of executive duties contemplated by this Agreement, (2) he is prevented by the Company from continuing to fulfill his responsibilities at a level contemplated by this Agreement, or (3) the Company unreasonably fails to fund capital expenditures necessary for the projected needs and growth of RWA's business on a profitable basis over a reasonable period of time provided that such expenditures, determined in good faith, are consistent with the Company's usual policies for approving expenditures.

3. NONCOMPETITION AND NONSOLICITATION.

         3.1 General. During any period that Executive is employed by the Company, Executive shall not, directly or indirectly, engage in competition with the Company, without first obtaining the written consent of the Company. Notwithstanding the foregoing, the direct or indirect ownership of one percent (1%) or less of the stock of a Competitive Business whose shares are listed on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System shall not, in and of itself, be deemed to be a violation of this section.

         3.2. Non-Competition Subsequent to Employment For a period of five years after termination of Executive's employment with the Company whether by the Company with or without cause or by the Executive, Executive shall not (i) solicit, directly or indirectly, or (ii) sell or provide a Competitive Product or Service to, on behalf of a Competitive Business, any account, client or customer with whom RWA has conducted business or for whom RWA has performed any services during the period of Executive's employment with the Company, including, but not limited to, any person or entity who was a potential account, client or customer of RWA as a result of contacts, including the exchange proposals, having been made between RWA and such person or entity within one hundred and eighty (180) days prior to Executive's severance of his employment with the Company.

         3.3 Non-Solicitation. For a period of five years after the termination of Executive's employment with the Company whether by the Company with or without cause or by the Executive, Executive will not, directly or indirectly, solicit, interfere with, hire, offer to hire any employee of the Company, or seek to persuade or induce any employee of Company to discontinue his or her employment with the Company in order to become employed or associated with any business with which Executive is employed or associated with in capacity, including himself individually.

         3.4 Extension. The applicable time period set forth in this section shall be extended for the time of any breach by Executive of any terms of this Agreement.

         2.5      Definitions.

            3.5.1 As used in this Agreement, the term "engage in competition with Company" shall mean owning, directly or indirectly, any equity interest option or right to acquire an equity interest in any Competitive Business as hereinafter defined, or managing, being employed by or rendering services, directly or indirectly, either as an individual, owner, principal, manager, employee, consultant, independent contractor, advisor, partner, joint-venturer, officer director, shareholder or member of, or in any other capacity whatsoever with or through, any Competitive Business, whether such services are compensated or uncompensated.

3.5.2. As used in this Agreement, the term "Competitive Business" is defined as any person, entity or organization, including Executive, who or which is engaged in the business of electronic manufacturing services.

3.5.3. As used in this Agreement, the term "Competitive Product or Service" is defined as any product, process, system or service of any person, entity organization other than the Company, in existence or under development which is the same as or similar to , any product, process, system or service that is produced by RWA.

3.5.4. As used in this Agreement, the term "indirectly" means actions taken by a person or entity that is acting with Executive's aid, assistance, advice or authority or is under his direction or control.

3.5.5. As used in this Agreement, the term "solicit directly or indirectly" means sell, communicate with, or in any way to induce any interest in purchasing for the account of a Competitive Business any Competitive Product or Services.

 4.   NONDISCLOSURE OF CONFIDENTIAL OR PROPRIETARY INFORMATION.

               4.1 General. Executive acknowledges that in the course of his employment with Company he will become acquainted with and/or develop certain Confidential or Proprietary Information belonging to the Company and its customers, that this Confidential or Proprietary Information is not generally known outside of the Company, and that the protection of such Confidential or Proprietary Information is necessary to the successful conduct of the Company's business and the preservation of the integrity of its relationships with its customers.

4.2 Non-Disclosure. Executive shall never, during the term of his employment by the Company thereafter, directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party, either orally or in writing, any Confidential or Proprietary Information as defined in this Agreement, without the prior written consent of the Company; nor will Executive use such Confidential or Proprietary Information for his own benefit or for the benefit of any other person firm, association or business entity. Executive shall use such Confidential Information only in performance of his duties for the Company and in accordance with any Company policy with respect to the protection of Confidential and Proprietary Information. Executive further agrees not to attempt to intercept data, gain access to the Company's data in transmission, or attempt entry into any Company system or file for which he is not authorized, or intentionally adversely affect integrity of any Company data or systems through the introduction of unauthorized code or data through unauthorized deletion.

4.3 Precautions. During the term of his employment and thereafter, Executive shall exercise commercially reasonable precautions to protect the integrity and confidentiality of the Confidential or Proprietary Information. He will not remove any Confidential or Proprietary Information or copies thereof from the Company's premises except to the extent necessary to fulfill the duties of employment, and then only with the prior written consent of the Company. Upon the termination his employment with the Company, and at any time upon the Company's request, Executive shall return immediately to the Company any and all Confidential or Proprietary Information and copies thereof then in his possession or control.

4.4 Definition. As used in this Agreement, the term "Confidential or Proprietary Information means, without limitation, the Developments hereinafter defined and any information and materials that are treated by the Company as confidential or proprietary, including without limitation all trade and business secrets of the Company, whether or not reduced to writing; information received by or disclosed to the Company by third parties under an obligation of confidence; technical, business or financial information of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company; and proprietary customer information and customer-related materials in the Company's files. Confidential Information is contained in various media, including without limitation, records, patent applications, computer programs in object and/or source code, diagnostic techniques, flow charts, other program documentation, manuals, plans, proposals, contracts, drawings, designs, specifications, supply and customer lists, internal financial data and other documents and records of the Company, whether or not labeled or identified as "Confidential" or prepared in full or in part by the Company or Executive. The definition of "Confidential or Proprietary Information" herein shall not include information which (a) is or becomes generally known within the Company's industry; (b) was known to Executive at the time it was disclosed as evidenced by Executive's written records at the time of disclosure, provided that such records were disclosed to the Company at that time; (c) is lawfully and in good faith made available to Executive by a third party who did not derive it from the Company or receive it from the Company under an obligation of confidentiality, and who imposes no obligation of confidentiality on Executive; or d) is required to be disclosed by Executive by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

5  OWNERSHIP OF DEVELOPMENTS

 5.1 Ownership of Developments. All Developments are and shall remain the exclusive property of the Company, and the Company may use or pursue them without restriction or additional compensation to Executive. Executive shall promptly and fully disclose to the Company all Developments developed by him during the period of his employment. Executive shall keep and maintain complete written records of all Developments and of all work or investigations done or carried out by him at all stages thereof, which records shall the exclusive property of the Company.

 5.2 Assignment. Executive: (a) hereby assigns, sets over and transfers to the Company all his right, title and interest in and to all Developments and (b) during and after his employment will cooperate fully in obtaining patent, trademark, service mark, copyright or other proprietary protection for such Developments, all in the name of the Company, or its nominee, at Company's cost and expense, and, without limitation, shall execute and deliver on request applications, assignments and other documents, and take such other measures as the Company shall reasonably request in order to perfect the Company's rights in the Developments (including giving of testimony in the event of contested proceedings), and hereby appoints the Company his attorney to execute and deliver any such documents on his behalf in the event Executive fails refuses to execute and deliver any such documents. Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that limits the assignability to the Company of certain employee inventions, this Agreement shall be interpreted not to apply to such invention which a court rules or the Company agrees is subject to such state limitation.

 5.3 Copyright Executive acknowledges that all original works of authorship made by him during the course of his employment are protectible by copyright and are intended to be "works made for hire", as that term is defined in Section 101 of the United States Copyright Act of 1976 (the "Act") and shall be the property of the Company. Executive further acknowledges that the Company shall be the sole author of all such works within the meaning of the Act. If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, Executive will without further consideration, assign to the Company all of his right, title and interest in such copyrightable work and will cooperate with the Company and its designees, at the Company's expense, to secure, maintain and defend for the Company's benefit copyrights and any extensions and renewals thereof on any and all such work. Executive hereby waives all claims to moral rights in any Developments.

 5.4 Definition. As used in this Agreement, the term "Developments" means, without limitation, ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, improvements, original works of authorship, documentation, designs, data, and software programs (however embodied), rights (whether or protectible under state, federal, or foreign patent, trademark, copyright, mask work protection, trade secrecy or similar laws) that are conceived, discovered, invented, developed, created, made, reduced to practice or tangible medium (i.e., "developed") by Executive or under his direct (individually or with others) during the period of his employment by the Company (whether or not during regular work hours) and that (a) are developed by use of Company's equipment or facilities or at the Company's expense, or (b) are directly or indirectly related to the Company's business.

6.  BREACH AND REMEDIES.

 6.1 Legal proceedings. The parties agree that in the event one party breaches any part parts of this Agreement, legal proceedings may be instituted against that party for breach of contract. In addition, Executive agrees and acknowledges that a violation of sections 3, 4, or 5 of this Agreement shall entitle the Company to terminate this Agreement immediately, which termination shall be conclusively deemed to be a termination for cause.

 6.2 Equitable relief Executive further acknowledges and agrees that the Company's remedies at law for a breach of sections 3, 4, or 5 of this Agreement are inadequate and that harm caused thereby is irreparable. Accordingly, Executive expressly agrees that in the event of a violation of sections 3, 4, or 5 of this Agreement, the Company shall be entitled to equitable relief enforcing the terms of this Agreement, including without limitation, specific performance, temporary restraining order, preliminary injunction or permanent injunction to prevent any breach attempted breach thereof The provisions of sections 3, 4, or 5 shall survive the termination of this
Agreement, in addition to any others which may survive pursuant to the terms of this Agreement.

7.  AMENDMENT.

 7.1 This Agreement shall be binding upon the parties, and may not be released discharged, abandoned, supplemented, amended, changed or modified in any manner, orally otherwise, except by an instrument in writing of concurrent or subsequent date, signed by a duly authorized officer or representative of each of the parties hereto.

8.  SEVERABILITY.

           8.1 The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions but the obligation to be fulfilled under such invalid or unenforceable provision shall automatically be reduced to the limit of validity or enforceability prescribed by law, and this Agreement shall be construed in all respects as if such invalid or unenforceable were omitted.


9. ASSIGNMENT.

 9.1 Executive's obligations hereunder and his rights hereunder are personal, and Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to it, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For the purposes of this Agreement, the term "successor" shall mean any person, firm, corporation or other business entity which at any time whether by merger, purchase, liquidation or otherwise, shall acquire all or substantially all of the assets or business of the Company.

10. CONSTRUCTION.

 10.1 The terms of this Agreement are contractual in nature and not a mere recital. This Agreement shall be governed by and construed in accordance with the substantive laws of Commonwealth of Massachusetts. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of parties.



11. VALIDITY.

 11.1 Should any provision of this Agreement be declared or be determined by any court competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not be a part of this Agreement.

12. WAIVER.

               12.1 No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The waiver of any breach of this Agreement by either party or the failure of either party to require the performance of any term or obligation of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of or prevent any subsequent enforcement of such term or obligation in another instance or be deemed a waiver of any subsequent breach.

13. ENTIRE AGREEMENT.

             13.1 This Agreement contains and constitutes the entire understanding and agreement between the parties hereto respecting the subject matter hereof and supersedes and cancels all previous written verbal negotiations, agreements, commitments, and writings in connection herewith.

14. EXECUTION.

 14.1 This Agreement may be executed in two or more, duplicate counterparts, each of which shall be treated as an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary produce more than one such counterpart.

15. NOTICES.

 15.1 Any notice hereunder shall be in writing and personally delivered or mailed registered or certified mail, postage prepaid, overnight delivery or telecopy, and addressed to either party at his address as appearing in the records of the Company and to the Company at its principal office, or at such other address as may be specified by a party to the other given by notice given in the manner herein provided.


  IN WITNESS WHEREOF, the parties have executed this Agreement under seal on the date first above written.

              CHASE CORPORATION


                By:______________________




              _______________________
              Executive















                               Exhibit A
                            Fringe Benefits